Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated July 25, 2003 included in ZIM Corporation's Form 8-K for the year ended May 31, 2003, on our audit of the consolidated financial statements of ZIM Technologies International Inc. as at May 31, 2003 and for the year then ended prepared in Canadian dollars and in accordance with generally accepted accounting principles in Canada. We consent to the use of the aforementioned report in the registration statement and to the use of our name as it appears under the caption "Experts."

Raymond Chabot Grant Thornton
General Partnership

Ottawa, Canada
December 2, 2003